Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Re: Osprey Gold Corp. (the "Company")

Commissioners:

I have read the statements made by Osprey Gold Corp., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 29, 2004.
I agree with the statements concerning our Firm in such Form 8-K. Additionally, from the date of the last audit completed by this firm (December 31, 2002) up to and including Jan 26, 2004, there have been no additional disagreements of any matter of accounting principles or practices.


Sincerely,



/s/ Julito F. Longkines
-----------------------
Julito F. Longkines,
Certified Public Accountant